EXHIBIT 2.01

DESCRIPTION OF SECURITIES REGISTERED UNDER

SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2020, BRF S.A. (“BRF,” the “Company,” “we,” “us,” and “our”) had the following classes of securities registered pursuant to Section 12(b) of the Exchange Act:

Table	Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
I	Common shares, no par value per share	-	New York Stock Exchange*
II	American Depositary Shares (evidenced by American Depositary Receipts), each representing one common share	BRFS	New York Stock Exchange

*      Shares are not listed for trading, but only in connection with the registration of American Depositary Shares pursuant to the requirements of the New York Stock Exchange.

Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2020.

I.             COMMON SHARES

Description of Share Capital

Set forth below is a summary of the material terms of provisions of our common shares. This description does not purport to be complete and is qualified in its entirety by reference to our amended and restated bylaws (filed herewith as Exhibit 1.01), Brazilian Corporate Law, the rules and regulations of the CVM and the rules of the Novo Mercado. We have described some of the amendments below.

Under the Novo Mercado listing agreement that we entered into with the São Paulo Stock Exchange (B3) and our bylaws, we may not issue preferred shares or shares with restricted voting rights. Accordingly, this section does not discuss the Brazilian statutory rights conferred upon holders of preferred shares.

On December 31, 2019, our paid-in capital was R$12,553,417,953.36, which is composed of 812,473,246 book-entry common shares without par value. The Board is authorized to increase our capital stock to 1 billion common shares.

Our common shares trade on the São Paulo Stock Exchange under the trading symbol “BRFS3.” Our common shares are registered on the NYSE but not for trading purposes. ADRs representing our common shares trade on the NYSE, under the symbol “BRFS.”

General

We are a publicly held corporation (sociedade por ações de capital aberto) incorporated under the laws of Brazil. Our headquarters are located in Itajaí, State of Santa Catarina. We are duly registered with the Junta Comercial do Estado de Santa Catarina under NIRE 42.300.034.240 and with the CVM under No. 01629-2.

As of December 31, 2020, our paid-in capital was R$12,553,417,953.36, which is composed of 812,473,246 book-entry common shares without par value. The Board is authorized to increase our capital stock to one billion common shares.

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Rights of Common Shares

At our shareholders’ meetings, each share of our common stock is entitled to one vote. Pursuant to our bylaws and to the Novo Mercado listing agreement, we may not issue shares without voting rights or with restricted voting rights. In addition, our bylaws and Brazilian Corporate Law provide that holders of our common shares are entitled to dividends or other distributions made in respect of our common shares ratably in accordance with their respective participation in the total amount of our issued and outstanding shares. See “— Payment of Dividends and Interest on Shareholders’ Equity” of our annual report to which this Exhibit 2(d) is an exhibit for a more complete description of the payment of dividends and other distributions on our shares. In addition, upon our liquidation, holders of our common shares are entitled to share our remaining assets, after payment of all of our liabilities, ratably in accordance with their respective participation in the total amount of our issued and outstanding shares. Common shareholders have, except in certain circumstances listed in Brazilian Corporate Law and in our bylaws, the right to participate in our company’s future capital increases, in proportion to their participation in our capital stock, and also the right to dispose of shares in a public offering in case of acquisition of shares in quantities equal to or in excess of 33.3% of total shares issued in the offering, in compliance with the terms and conditions provided in Article 41 of our bylaws.

According to Brazilian Corporate Law, neither our bylaws nor actions taken at a shareholders’ meeting may deprive a shareholder of the following rights:

•	the right to participate in the distribution of profits;
•	the right to participate equally and ratably in any remaining residual assets in the event of our liquidation;
•	preemptive rights in the event of issuance of shares, convertible debentures or warrants, except in certain specific circumstances under Brazilian Corporation Law described under “—Preemptive Rights” of our annual report to which this Exhibit 2(d) is an exhibit;
•	the right to monitor our management in accordance with the provisions of Brazilian Corporate Law; and
•	the right to withdraw from our company in the cases specified in Brazilian Corporate Law, which are described under “—Withdrawal Rights” of our annual report to which this Exhibit 2(d) is an exhibit.

Meeting of Shareholders

Under Brazilian Corporate Law, our shareholders are generally empowered at our shareholders’ meetings to take any action relating to our corporate purposes and to pass resolutions that they deem necessary to our interests and development at duly called and convened general meetings. Shareholders at our annual shareholders’ meeting, which is required to be held within four months of the end of our fiscal year, have the exclusive right to approve our audited financial statements and to determine the allocation of our net profits and the distribution of dividends with respect to the fiscal year ended immediately prior to the relevant shareholders’ meeting. The election of our board members typically takes place at the annual shareholders’ meeting, every two years, although under Brazilian Corporation Law it may also occur at an extraordinary shareholders’ meeting. Members of the fiscal council (conselho fiscal) may be elected at any shareholders’ meeting.

An extraordinary shareholders’ meeting may be held concurrently with the annual shareholders’ meeting and at other times during the year.

Under our bylaws and Brazilian Corporate Law, the following actions, among others, may be taken only at a shareholders’ meeting:

•	amendment of our bylaws;
•	election and dismissal, at any time, of the members of our board of directors and fiscal council and approval of their aggregate compensation;
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•	approval of management accounts and our audited financial statements;
•	granting stock awards and approval of stock splits or reverse stock splits;
•	approval of stock option plans for our management and employees or individuals who provide services to us, as well as those of companies directly or indirectly controlled by us;
•	authorization of the issuance of convertible debentures exceeding the authorized capital stock;
•	suspension of the rights of a shareholder;
•	approval of the distribution of our profits and payment of dividends, as well as the establishment of any reserve other than the legal reserve;
•	acceptance or rejection of the valuation of in-kind contributions offered by a shareholder in consideration for issuance of shares of our share capital;
•	approval of our transformation, merger, consolidation, spin-off;
•	approval of any dissolution or liquidation, and the appointment and dismissal of a liquidator, as well as the members of our fiscal council, which shall be installed in the event of our liquidation if it does not already exist at the time;
•	authorization to delist from the Novo Mercado, as well as the approval of the waiver of the presentation of the Public Offer of Purchase of Shares in such circumstances; and
•	authorization to petition for bankruptcy or file a request for judicial or extra-judicial restructuring.

Quorum

As a general rule, Brazilian Corporate Law provides that the quorum for our shareholders’ meetings consists of shareholders representing at least a quarter of our issued and outstanding shares on the first call and, if that quorum is not reached, any percentage on the second call. If the shareholders are convened to amend our bylaws, a quorum at a shareholders’ meeting consists of shareholders representing at least two-thirds of our issued and outstanding share capital entitled to vote on the first call and any percentage on the second call. In most cases, the affirmative vote of shareholders representing at least the majority of our issued and outstanding shares present in person or represented by proxy at a shareholders’ meeting is required to approve any proposed action, and blank votes are not counted as shares present in person or represented by proxy. However, the affirmative vote of shareholders representing not less than one-half of our issued and outstanding shares is required to, among other measures:

•	reduce the percentage of mandatory dividends;
•	change our corporate purpose;
•	consolidate with or merge our company into another company;
•	spin off assets of our company;
•	approve our participation in a centralized group of companies;
•	apply for cancellation of any voluntary liquidation; and
•	approve our dissolution.
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A quorum smaller than the quorum established by Brazilian Corporate Law may be authorized by the CVM for a public company with widely traded shares and that has had less than half of the holders of its voting shares in attendance at its last three shareholders’ meetings.

Elimination of or amendment to limit shareholders’ rights under Article 41 of our bylaws, which requires any shareholder who becomes the holder of 33.3% or more of our total capital stock to effect a public offer for all of our outstanding stock, is permitted only when approved by the majority of shareholders present at the shareholders’ meeting.

Notice of Shareholders’ Meetings

Under Brazilian Corporate Law, notice of our shareholders’ meetings must be published at least three times in the Diário Oficial do Estado de Santa Catarina, the official newspaper of the State of Santa Catarina, and in another widely circulated newspaper in the same state, which is currently the Valor Econômico.

Notices of shareholders’ meetings must contain the agenda for the meeting and, in the case of an amendment to our bylaws, a summary of the proposed amendment. Under Brazilian Corporate Law, the first notice must be published at least 15 days before the date of the meeting on the first call, and no later than eight days before the date of the meeting on the second call. However, under our bylaws and CVM Instruction No. 559 of March 27, 2015, Brazilian issuers of depositary receipts, such as our company, must call their shareholders’ meetings not less than 30 days prior to the meeting in the first call, and no later than eight days before the date of the meeting on the second call. In addition, upon request of any shareholder, the CVM may suspend for up to 15 days the required prior notice of an extraordinary shareholders’ meeting so that the CVM can become familiar with, and analyze, the proposals to be submitted at the meeting and, if applicable, inform us, up to the end of the suspension period, about the reasons why it believes that a proposed resolution violates legal or regulatory provisions.

Location of Shareholders’ Meetings

Our shareholders’ meetings take place at our head offices in the City of Itajaí, State of Santa Catarina. Brazilian Corporate Law allows our shareholders to hold meetings in another location in the event of force majeure, provided that the meetings are held in the same city in which our head office is located and the relevant notice includes a clear indication of the place where the meeting will occur.

Calling of Shareholders’ Meetings

Our board of directors may call shareholders’ meetings. Shareholders’ meetings also may be called by:

•	any shareholder, if our board of directors fails to call a shareholders’ meeting within 60 days after the date it is required to do so under applicable law and our bylaws;
•	shareholders holding at least 5% of our common shares, if our board of directors fails to call a meeting within eight days after receipt of a request to call the meeting by those shareholders indicating the reasons for calling such a meeting and the proposed agenda;
•	shareholders holding at least 5% of our common shares if our board of directors fails to call a meeting within eight days after receipt of a request to call a meeting to approve the creation of a fiscal council; and
•	our fiscal council, if the board of directors fails to call an annual shareholders’ meeting within one month after the date it is required to do so under applicable law and our bylaws. The fiscal council may also call an extraordinary general shareholders’ meeting if it believes that there are important or urgent matters to be addressed.
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Conditions of Admission

Our shareholders may be represented at a shareholders’ meeting by a proxy appointed less than a year before the meeting, which proxy holder must be either a shareholder, a corporate officer, a lawyer or, in the case of a publicly traded company, such as our company, a financial institution. An investment fund shareholder must be represented by its investment fund officer or by a proxy holder.

Pursuant to our bylaws, to ensure the efficiency of the works during our shareholders’ meetings shareholders attending a shareholders’ meeting are required to deliver, at least five days prior to the shareholders’ meeting, proof of their status as shareholders and proof that they hold the shares they intend to vote by delivery of proper identification and, if necessary, a receipt issued by the custodian agent, a power of attorney (if the shareholder is represented by a third party) or an extract evidencing the holding of registered shares. Notwithstanding the above and in accordance with Brazilian Corporation Law and our bylaws, shareholders who are able to make proof of their status as our shareholders may participate and vote at our shareholders’ meeting.

In addition, shareholders may vote by sending the distance voting form or by public request for proxy made available by the Company, duly filled and signed directly to us at Avenida das Nações Unidas, 8501, 1st Floor, Zip Code 05425-070, São Paulo – SP – Brazil to the attention of the Corporate Legal Department, with copies of the following documents:

•	certified copies of an identification document with a photo for individuals and the bylaws, corporate and proxy documents and an identification document with a photo of the proxy holder for legal entities; and
•	in the case of investment funds, the rules of the fund, the bylaws of the manager or the administrator, according to the voting policy of the fund, corporate and proxy documents and an identification document with a photo of the proxy holder.

It is not mandatory to notarize the signature on the distance voting form. Corporate and proxy documents of legal entities and investment funds in foreign languages shall be notarized and accompanied by a sworn translation.

The holders of ADRs will be represented by The Bank of New York Mellon, in its capacity as a depository institution within the terms of the Deposit Agreement signed with us.

Shareholders may also vote by means of instruction transmitted to our bookkeeping agent. This option is aimed exclusively to shareholders whose shares are kept with the bookkeeping agent and that are not held in the central depositary.

Shareholders with shares which are not held in the central depositary and who choose to exercise their voting right through service providers may transmit their instructions to the bookkeeping agent of our shares, in accordance with the service provider’s rules. Shareholders should contact the bookkeeping agent and verify the procedures it has established for distance voting form along with the documents and information it requires to exercise this service.

The shareholders whose shares are deposited in the central depositary of the B3 and who choose to exercise their voting right through service providers should transmit their instructions to the respective custodian agents, in line with their rules, which, in turn, will forward these voting instructions to the central depositary of the B3. This option is aimed exclusively at shareholders whose shares are in the custody of the B3. Voting will be exercised by the shareholders according to the procedures adopted by their custodian agents.

Dividends and Dividend Policy

Our dividend policy has historically included the distribution of periodic dividends, based on quarterly balance sheets approved by our board of directors. When we pay dividends on an annual basis, they are declared at our annual shareholders’ meeting, which we are required by Brazilian Corporate Law and our bylaws to hold by April 30 of each year. When we declare dividends, we are generally required to pay them within 60 days of declaring them

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unless the shareholders’ resolution establishes another payment date. In any event, if we declare dividends, we must pay them by the end of the fiscal year in which they are declared.

As permitted by Brazilian Corporate Law, our bylaws specify that 25% of our adjusted net profits for each fiscal year must be distributed to shareholders as dividends or interest on shareholders’ equity. We refer to this amount as the mandatory distributable amount. Under Brazilian Corporate Law, the amount by which the mandatory distributable amount exceeds the “realized” portion of net income for any particular year may be allocated to the unrealized income reserve, and the mandatory distribution may be limited to the “realized” portion of net income. The “realized” portion of net income is the amount by which our net income exceeds the sum of: (i) our net positive results, if any, from the equity method of accounting for earnings and losses of our subsidiaries and certain associated companies; and (ii) the profits, gains or income obtained on transactions maturing after the end of the following fiscal year. As amounts allocated to the unrealized income reserve are realized in subsequent years, such amounts must be added to the dividend payment relating to the year of realization.

During the years ended December 31, 2020, 2019 and 2018, no dividends and interest on shareholders’ equity were paid to holders of our common shares.

Any decision to declare and pay dividends or interest on shareholders’ equity in the future will be made at our discretion and will be subject to our continuing determination that such payments are in the best interests of our shareholders and are in compliance with all laws and agreements to which we are subject.

Amounts Available for Distribution

The section of our annual report to which this Exhibit 2(d) is an exhibit entitled “Item 10. Additional Information––B. Memorandum and Articles of Association––Description of Share Capital” contains a description of the calculation and payment of dividends and interest on shareholders’ equity under Brazilian Corporate Law. See “—Allocation of Net Income and Distribution of Dividends” and “—Payment of Dividends and Interest on Shareholders’ Equity” under Item 10 of our annual report to which this Exhibit 2(d) is an exhibit.

Form and Transfer of Shares

Our common shares are in book-entry form registered in the name of each shareholder.  The transfer of such shares is made under Brazilian corporate law, which provides that a transfer of shares is effected by our transfer agent, Itaú Corretora de Valores S.A., upon presentation of valid share transfer instructions to us by a transferor or its representative.  When common shares are acquired or sold on a Brazilian stock exchange, the transfer is effected on the records of our transfer agent by a representative of a brokerage firm or the stock exchange’s clearing system.  Transfers of shares by a foreign investor are made in the same way and are executed by the investor’s local agent, who is also responsible for updating the information relating to the foreign investment furnished to the Central Bank of Brazil.

Restrictions on Non-Brazilian Holders

Under Brazilian corporate law, there are no restrictions on ownership of our capital stock by individuals or legal entities domiciled outside Brazil.

However, the right to convert dividend payments and proceeds from the sale of common shares into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation, which generally requires, among other things, that the relevant investment be registered with the Central Bank of Brazil.  These restrictions on the remittance of foreign capital abroad could hinder or prevent the depositary bank and its agents for the common shares represented by ADSs from converting dividends, distributions or the proceeds from any sale of common shares or rights, as the case may be, into U.S. dollars and remitting such amounts abroad. Delays in, or refusal to grant, any required government approval for conversions of Brazilian currency payments and remittances abroad of amounts owed to holders of ADSs could adversely affect holders of ADRs.

Under CMN Resolution 4,373 of 2014 (“Resolution 4,373”), foreign investors, defined to include individuals, legal entities, mutual funds and other collective investment entities, domiciled or headquartered outside Brazil, may

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invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that they:

(a)	appoint at least one representative in Brazil, with powers to perform actions relating to its investment,

(b)	complete the appropriate foreign investor registration form,

(c)	register as a foreign investor with the CVM, and register its foreign investment with the Central Bank of Brazil, and

(d)	appoint a custodian, duly licensed by the Central Bank of Brazil, if the Brazilian representative in item (1) is not a financial institution.

Resolution 4,373 specifies the manner of custody and the permitted means for trading securities held by foreign investors under the resolution.  The offshore transfer or assignment of securities or other financial assets held by foreign investors pursuant to Resolution 4,373 is prohibited, except for transfers resulting from a corporate reorganization, or occurring upon the death of an investor by operation of law or will.

Shareholder Ownership Disclosure

Pursuant to CVM regulations, a Brazilian public company’s (i) direct or indirect controlling shareholders, (ii) shareholders who have elected members of such company’s board of directors or fiscal council, as well as (iii) any person or group of persons representing the same interest, in each case that has directly or indirectly acquired or sold an interest that exceeds (either upward or downward) the threshold of 5%, or any multiple thereof, of the total number of shares of any type or class, must disclose such shareholder’s or person’s share ownership or divestment, immediately after the acquisition or sale, to the CVM and the B3.

 II.            AMERICAN DEPOSITARY SHARES

The following description of the ADSs and certain material provisions of our corporate rules is a summary and does not purport to be complete.  It is subject to, and qualified in its entirety by the Deposit Agreement (as defined below), the form of ADS, which contain the terms of the ADSs, and any applicable law, as amended from time to time.  In the following description, a “Holder” is the person registered with the Depositary (as defined below).

Copies of the Deposit Agreement are available for inspection at the offices of our Depositary, and you can otherwise read a copy of the Deposit Agreement which is filed with the SEC under cover of a Registration Statement on Form F-6. We encourage you to read the Deposit Agreement, the form of ADS and the applicable sections of our annual report to which this Exhibit 2(d) is an exhibit for additional information.

General

In the United States, we trade ADSs representing our common shares, which are evidenced by ADRs.  Our ADSs, each representing one common share, are traded on the NYSE, under the ticker symbol BRFS. An ADR may evidence any number of ADSs.

The Bank of New York Mellon serves as the depositary for our ADSs (the “Depositary”).  The principal executive office of the Depositary is currently located at 240 Greenwich Street, New York, NY 10286, U.S.A.

In its capacity, the Depositary will register and deliver the ADSs, each representing an ownership interest in (i) one common share deposited with the custodian, as agent of the Depositary, under the amended and restated deposit agreement dated November 2, 2011 between us, the Depositary, and the Holders and beneficial owners from time to time of the ADSs (the “Deposit Agreement”), and (ii) any other securities, cash or other property which may be held by the Depositary.

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Holders may not have the same rights that are attributed to our shareholders by Brazilian law or our bylaws, and the rights of Holders may be subject to certain limitations provided in the Deposit Agreement or by the securities intermediaries through which Holders hold their securities. Holders may hold ADSs either directly or indirectly through their broker or other financial institution. If the Holder holds ADSs directly, by having an ADS registered in his name on the books of the Depositary, he is an ADR holder. This description assumes the Holder holds ADSs directly. If Holders hold the ADSs through their broker or financial institution nominee, they must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder as described in the Deposit Agreement. Holders should consult with their broker or financial institution to find out more information about those procedures.

Voting

Whenever we request, the Depositary will distribute to Holders a notice of meeting or solicitation of consent or proxy, along with other voting materials specified in the Deposit Agreement.

Upon the timely receipt from a Holder of voting instructions, the Depositary will endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, our bylaws and the provisions of the deposited securities, to vote, or cause the custodian to vote, the deposited securities represented by such Holder’s ADSs in accordance with such voting instructions and the applicable provisions of Brazilian law.

Holders will not be entitled to vote ordinary shares directly. Holders are not permitted to attend shareholders’ meetings, and they may only vote by providing instructions to the Depositary.  In practice, the ability of a Holder to instruct the Depositary as to voting will depend on the timing and procedures for providing instructions to the Depositary either directly or through the Holder’s custodian and clearing system.  With respect to ADSs for which instructions are not received, the Depositary may, subject to certain limitations, grant a proxy to a person designated by us.

Share Dividends and Other Distributions

We may make various types of distributions with respect to our common shares, as detailed below.  The Depositary has agreed that, to the extent practicable, it will pay to Holders the dividends or other distributions it or the custodian receives on common shares, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the Deposit Agreement.  Holders will receive these distributions in proportion to the number of underlying common shares that such ADSs represent as of the record date set by the Depositary with respect to the ADSs.

Except as stated below, the Depositary will deliver such distributions to Holders in proportion to their interests in the following manner:

•	Cash. The Depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary’s and/or its agents’ fees and expenses in (1) converting any cash received in foreign currency into U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.

•	Shares. In the case of a distribution in common shares, the Depositary may, and shall if we shall so request, issue additional ADRs to evidence the number of ADSs representing such common shares. If additional ADRs are not so distributed, each ADS shall thenceforth also represent the additional common shares distributed upon the deposited securities represented thereby. Only whole ADSs will be issued. Any common shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the Holders entitled thereto.
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•	Rights. If we request that rights be made available to Holders, the Depositary will, upon receiving satisfactory documentation and determining that such distribution is reasonably practicable, distribute rights to purchase additional ADSs, enable the Holders to exercise such rights and deliver ADSs upon the valid exercise of such rights. The ability to exercise such rights is subject to the payment of the subscription price, the applicable fees, charges and expenses and taxes, in accordance with the Deposit Agreement.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the Depositary shall, upon consultation with us, distribute such securities or property in any manner it deems equitable and practicable; provided, however, to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, it may sell such securities or property and distribute any net proceeds in the same way it distributes cash.

•	Elective Distributions. If we request elective distribution be made available to Holders, the Depositary will, upon receiving satisfactory documentation and determining that such distribution is reasonably practicable, establish procedures to enable Holders to elect the receipt of the proposed distribution in cash or in additional ADSs.

Record Dates

The Depositary shall fix a record date, after consultation with us if such record date is different from the record date applicable to the deposited securities, for the determination of (a) the registered Holders who will be entitled (i) to receive any distribution dividend, rights, or net proceeds of a sale in respect of deposited securities or (ii) to give instructions for the exercise of voting rights at a meeting of the holder of shares, or (b) on or after which each ADS will represent the changed number of common shares, all subject to the provisions of the Deposit Agreement.

Deposit, Withdrawal and Cancellation

When Holders turn in ADR certificates at the Depositary’s office, the Depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying common shares to the relevant Holder or upon Holder written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At Holders’ risk, expense and request, the Depositary may deliver deposited securities at such other place requested.

Notwithstanding the provisions of the Deposit Agreement, the Depositary may only restrict the withdrawal of deposited securities in connection with the reasons set forth in General Instruction I.A.(1) of Form F-6 under the Securities Act:

•	temporary delays caused by closing our transfer books or those of the Depositary or the deposit of common shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

Limitations on Transfers

As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of any deposited securities, the Depositary, custodian or registrar may require (a) payment from the depositor of common shares or the presentor of the ADR of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge or fee with respect to the Shares being deposited or withdrawn) and payment of any applicable fees

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as herein provided, (b) the production of proof satisfactory to it as to the identity and genuineness of any signature and (c) compliance with any regulations the Depositary may establish consistent with the provisions of the Deposit Agreement.

The delivery of ADRs against deposits of common shares generally or against deposits of particular common shares may be suspended, or the transfer of ADRs in particular instances may be refused, or the registration of transfer of outstanding ADRs generally may be suspended, during any period when the transfer books of the Depositary or the Company or the foreign registrar, if applicable, are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement, or for any other reason, subject to the Deposit Agreement.  Notwithstanding any other provision of the Deposit Agreement or the ADRs, the surrender of outstanding ADRs and withdrawal of deposited securities may be suspended only for (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of common shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the deposited securities.  Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any common shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such common shares or such registration is not required.  For purposes of the foregoing sentence the Depositary shall be entitled to rely upon representations and warranties deemed made pursuant to the Deposit Agreement and shall not be required to make any further investigation.

Preemptive Rights

Holders and non-Brazilian holders of our common shares may be unable to exercise the preemptive rights and tag-along rights relating to our common shares (including common shares underlying the ADSs evidenced by their ADRs) unless a registration statement under the Securities Act is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the shares relating to these preemptive rights, and we cannot assure you that we will file any such registration statement. Unless we file a registration statement or an exemption from registration is available, a Holder may receive only the net proceeds from the sale of his or her preemptive rights or tag-along rights, or if these rights cannot be sold, they will lapse and the Holder will receive no value from them.

Reports and Other Communications

The Depositary shall make available for inspection by Holders at its corporate trust office any reports and communications, including any proxy soliciting material, received from us that are both (a) received by the Depositary or the custodian or the nominee of either as the Holder of the deposited securities and (b) made generally available to the Holders of such deposited securities by us.  The Depositary shall also, upon written request by us, send to the Holders copies of such reports and other communications which are made generally available by us to the Holders of our common shares when furnished by us.

Reclassification, Recapitalizations, and Mergers

Subject to the terms of the Deposit Agreement, if we take certain actions that affect the deposited securities, including any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or any recapitalization, reorganization, merger, consolidation, or sale of assets affecting us or to which we are a party, any securities which shall be received by the Depositary or a custodian in exchange for or in conversion of or in respect of deposited securities, shall be treated as new deposited securities under the Deposit Agreement, and ADSs shall thenceforth represent the new deposited securities so received in exchange or conversion, unless additional ADRs are delivered. In any such case, the Depositary may, with our approval, and shall, if we shall so request, execute and deliver additional ADRs as in the case of a dividend in common shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new deposited securities.

Amendment and Termination

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Amendment

We may agree with the Depositary to amend the Deposit Agreement and the ADSs without Holders’ consent for any reason. Holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges), or otherwise prejudices any substantial existing right of Holders, and such amendment will not be effective until 30 days after notice shall have been given to Holders. No amendment, however, will impair a Holder’s right to surrender its ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

Termination

The Depositary may, and shall at our written direction, terminate the Deposit Agreement and the ADRs by mailing notice of such termination to the registered Holders at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to us if (i) it has been 60 days since the Depositary delivered to us a written notice of its election to resign and (ii) a successor depositary has not been appointed and accepted its appointment as provided in the Deposit Agreement.

After termination, the Depositary’s only responsibility will be (1) to collect dividends and other distributions pertaining to deposited securities, (2) shall sell property and rights as provided in the Deposit Agreement, and (3) to deliver deposited securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to the Depositary (after deducting, in each case, the applicable fees, expenses, taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the deposited securities then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the Holders that have not theretofore been surrendered, such Holders thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary shall have no obligations except (i) to account for such proceeds and other cash and (ii) those obligations to indemnify us under the Deposit Agreement. Upon the termination of the Deposit Agreement, we shall be discharged from all obligations under the Deposit Agreement except for our obligations to the Depositary.

Limits on the Obligations and Liability of ADR Holders

Subject to the terms of the Deposit Agreement, neither the Depositary nor the Company nor their directors, employees, agents or affiliates shall: (a) incur any liability to any Holder or beneficial owner of any ADR (i) if law, rule or regulation of the United States, Brazil or any other country or jurisdiction or of any other governmental or regulatory authority or stock exchange or the Company’s charter, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or the ADR provides shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or the ADR; (b) assume any liability except to perform its obligations (other than those directly related to the handling of deposited securities and cash) to the extent they are specifically set forth in the ADR and the Deposit Agreement without negligence or bad faith; (c) be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, ADSs or this ADR; (d)  be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting common shares for deposit, any Holder, or any other person believed by it in good faith to be competent to give such advice or information.

The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.

The Depositary and the Company may rely and shall be protected in acting upon any written notice, request, direction or other documents believed by them to be genuine and to have been signed or presented by the proper party or parties.

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The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or non-action is in good faith.

Books of Depositary

Until termination of the Deposit Agreement in accordance with its terms, the Depositary shall maintain in the Borough of Manhattan, The City of New York, facilities for the execution and delivery, registration, registration of transfers of and surrender of ADRs in accordance with the provisions of the Deposit Agreement.

Subject to the terms of the Deposit Agreement, the Depositary shall keep records of all ADRs surrendered and deposited securities withdrawn, substitute receipts, and cancelled and destroyed ADRs, in keeping with procedures ordinarily followed by stock transfer agents located in The City of New York. The books for the registration of ADRs and transfers of ADRs shall be open for inspection by Holders at all reasonable times, provided that such inspection shall not be for the purpose of communicating with Holders in the interest of a business or object other than our business or a matter related to the Deposit Agreement or the ADRs.

The Depositary may close the transfer books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder or at our written request.

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